Exhibit 10.1
STOCK PURCHASE AGREEMENT
BY AND AMONG
WABASH NATIONAL CORPORATION,
TRANSCRAFT CORPORATION,
AND
TRANSCRAFT INVESTMENT PARTNERS, L.P.
Dated as of March 3, 2006

i

STOCK PURCHASE AGREEMENT
          THIS STOCK PURCHASE AGREEMENT, dated as of March 3, 2006 (the “Agreement”), is made by and among Wabash National Corporation, a Delaware corporation (“Purchaser”), Transcraft Corporation., a Delaware corporation (the “Company”), and Transcraft Investment Partners, L.P., a Delaware limited partnership (the “Selling Stockholder”),
W I T N E S S E T H:
          WHEREAS, (i) Selling Stockholder owns an aggregate of 915 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), and (ii) Lincolnshire Equity Fund II, L.P., a Delaware limited partnership (“Lincolnshire”), owns an aggregate of 10,430 shares (the “Preferred Shares”) of the Company’s preferred stock, par value $.01 per share (the “Preferred Stock”);
          WHEREAS, Monumental Life Insurance Company, a Maryland corporation (“Monumental”), is the holder of a warrant (the “Warrant”) as evidenced by that certain Warrant to Purchase Shares of Common Stock of the Company dated January 1, 2004, to purchase six percent (6%) of the fully diluted Common Stock at a price of $1.00 per share, which constitutes the only outstanding right of any kind to acquire capital stock of the Company;
          WHEREAS, the Shares, Preferred Shares and the Warrant constitute all of the issued and outstanding equity interests of the Company;
          WHEREAS, concurrently with, and as a condition to the closing of the transactions contemplated under this Agreement, the Warrant shall be cancelled and of no further force and effect and the Preferred Shares shall be redeemed in full and cancelled;
          WHEREAS, the Selling Stockholder desires to sell to Purchaser, and Purchaser desires to purchase from the Selling Stockholder, all of the Shares for the Purchase Price (as hereinafter defined) and upon the terms and subject to the conditions hereinafter set forth;
          WHEREAS, certain terms used in this Agreement are defined in Section 1.1;
          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS
          1.1 Certain Definitions.
          (a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          “Indemnity Side Letter” means that certain letter agreement, dated the date hereof, between the Purchaser and Lincolnshire.
          “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
          “Closing Date Payments” means, as of the Closing Date, the sum of the aggregate amount required to (i) pay and satisfy in full the Company’s Indebtedness for money borrowed as more specifically set forth on Schedule 3.2(b), (ii) cancel the Warrant, and (iii) redeem and cancel in full the Preferred Shares.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Contract” means any written or oral agreement, contract, indenture, note, mortgage, guarantee, bond, lease, commitment, easement, right of way, arrangement or understanding.
          “Defect” means a defect of any kind, whether in design, manufacture, processing, or otherwise, including, any dangerous propensity associated with any reasonable foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity or dangerous propensity.
          “EBITDA” means the Company’s Net Income plus, to the extent charged or otherwise allocated against, or otherwise included in the determination of, such Net Income (a) (i) income Tax expense and (ii) gross receipts and franchise Tax expense to the extent that such Tax expense has been reflected in “income taxes” in the audited statement of income included in the Financial Statements, (b) interest, prepayment penalties deferred financing charges, and other expenses incurred in connection with Indebtedness for money borrowed including, without limitation, interest expense in connection with floor plan costs paid by the Company on behalf of its dealers, (c) amortization and depreciation (d) fees and any other amounts paid or allocated pursuant to the management agreement between the Company and Lincolnshire Management, Inc. and corporate overhead charges allocated by the Purchaser, (e) expenses incurred in connection with the negotiation and execution of this Agreement and closing of the transactions contemplated hereby, (f) compensation and employee benefits in respect of positions not typically employed by the Company prior to the Closing, (g) audit related expenses incurred above $60,000 (including, without limitation, any incremental expenses associated with complying with Sarbanes Oxley and other United States public company reporting requirements), (i) expenses incurred in the integration of the Company’s business with the Purchaser, all as determined in accordance with GAAP applied on a basis consistent with that employed by the Company in the preparation of the Financial Statements and with such calculation to be consistent with the exemplar set forth on Exhibit C. “Net Income” means for any period the net income (or loss) of the Company for such period determined in accordance with GAAP applied on a basis consistent with that employed by the Company in the preparation of the Financial Statements; provided that in determining Net Income, the following items shall be excluded: (i) gains and losses from the sale or disposition of assets outside the Ordinary Course of Business; (ii) income and losses attributable to any business acquired by the Company after the Closing Date, and all expenses and other items included in the calculation thereof in accordance with GAAP, and all transaction expenses, including legal, accounting, due diligence and brokers’ fees, incurred in connection with any such acquisition; (ii) any gain or loss from currency or other hedging or other financial risk mitigation transactions; (iii) any reserves or adjustments to reserves which are not consistent with past practices of the Company; and (iv) any accounting policies or accounting procedures adopted by the Purchaser that are inconsistent with the policies and procedures utilized by the Company prior to the Closing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement in effect on or prior to the Closing Date relating to the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.
          “Environmental Permits” means all Permits required under applicable Environmental Laws.
          “Expenses” means any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys’ and other professionals’ fees and disbursements.

          “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
          “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
          “Hazardous Material” means any substance, radiation, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law and includes, without limitation, hazardous substances, solid wastes, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, MTBE, and urea formaldehyde insulation.
          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person or its Subsidiaries for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person or its Subsidiaries is responsible or liable; (ii) all obligations of such Person or its Subsidiaries issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person or its Subsidiaries under leases required to be capitalized in accordance with GAAP as then in effect; (iv) all obligations of such Person or its Subsidiaries for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person or its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person or its Subsidiaries (whether or not such obligation is assumed by such Person or its Subsidiaries).
          “Indemnification Claim” means any claim in respect of which payment may be sought under Article X of this Agreement.
          “Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”) and (iv) all know-how, Software and Technology.
          “IRS” means the Internal Revenue Service.
          “Knowledge” of the Company or Selling Stockholder means (i) the actual knowledge of any of those Persons identified on
Schedule 1.1(a) and (ii) the knowledge that any such Person referenced in (i) above, acting as a prudent business person, would have obtained in the conduct of his or her business.
          “Law” means all foreign, federal, state and local laws, statutes, codes, ordinances, rules, regulations, resolutions and Orders.
          “Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body or arbiter.
          “Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.
          “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction, encroachment, reservation, municipal bond, or other restriction of any kind.
          “Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, results of operations, condition (financial or otherwise) or performance of the Company and its Subsidiaries (taken as a whole) or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement, other than (with respect to clause (i) or (ii)) an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) any change in the United States or foreign economies or securities or financial markets in general; (ii) any change that generally affects any industry in which the Company or its Subsidiaries operates, but only if such change does not have a disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries (taken as a whole); (iii) any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war or terrorism or military actions existing or underway as of the date hereof; or (iv) any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company or its Subsidiaries.
          “Net Working Capital” means (i) the sum of accounts receivable, inventory, and prepaid expenses, reduced by (ii) the sum of accounts payable, accrued expenses and customer deposits, excluding accrued interest and warranty, in each case as determined in accordance with GAAP applied on a basis consistent with that employed by the Company in the preparation of the Financial Statements.

          “Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award of a Governmental Body.
          “Ordinary Course of Business” means the ordinary and usual course of business of the Company and its Subsidiaries consistent with past practices and applicable law.
          “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
          “Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in the policies of title insurance listed on Schedule 5.10, copies of which have been provided to Purchaser, (ii) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business with respect to amounts not yet due and payable or being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body that do not interfere with, in any material respect, the use of the Company Property by the Company and its Subsidiaries or the Ordinary Course of Business thereon; (v) Liens securing debt as disclosed in the Financial Statements to be released by Closing; (vi) Liens securing rental payments under capital or operating lease arrangements; and (vii) such other imperfections in title, charges, easements, restrictions and encumbrances that do not, individually or in the aggregate, interfere with, in any material respect, the use of the Company Property by the Company and its Subsidiaries or the Ordinary Course of Business thereon.
          “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
          “Product” means any product designed, manufactured, shipped, sold, marketed, distributed and/ or otherwise introduced into the stream of commerce by or on behalf of the Company or any Subsidiary.
          “Release” means the presence of or exposure to any Hazardous Materials and any release, spill, emission, leaking, pumping, pouring, emptying, seepage, dumping, injection, deposit, disposal, discharge, dispersal, migration, or leaching of any Hazardous Material into or upon the indoor or outdoor environment, or into or out of any property.
          “Remediation” means any removal action, Remedial Action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

          “Remedial Action” means all actions to (i) clean up, remove, treat, investigate, monitor, sample, analyze, abate or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform studies and investigations, closure, post-closure, or post-remedial monitoring and care and (iv) correct a condition of noncompliance with Environmental Laws.
          “Schedules” means the disclosure schedules of the Company, the Selling Stockholder and Purchaser, as applicable, accompanying this Agreement.
          “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
          “Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.
          “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).
          “Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.
          “Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company or any Subsidiary.

          (b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Accounting Referee	3.3(d)
Agreement	Recitals
Balance Sheet	5.6
Balance Sheet Date	5.6
Closing	4.1
Closing Date	4.1
Closing Date Balance Sheet	3.3(b)(ii)
Closing Net Working Capital	3.3(b)(ii)
Closing Purchase Price	3.1
Closing Purchase Price Payment	3.2(a)
Closing Statement	3.3(b)(ii)
Common Stock	Recitals
Company	Recitals
Company Benefit Plan	5.14(a)
Company Documents	5.2
Company IP	5.12
Company Pension Plan	5.14(b)
Company Properties	5.10
Company Property	5.10
Confidentiality Agreement	8.6
Copyrights	1.1 (in definition of Intellectual Property)
County	8.14
Cunningham Parties	10.2
Dispute Period	10.4(a)
Earnout Escrow Amount	3.5(f)
Earnout Payment	3.5(a)
Earnout Period	3.5(a)
Earnout Review Period	3.5(c)
Earnout Statement	3.5(b)
EBITDA Components	3.5(b)
ERISA	5.14(a)
Escrow Agent	3.4
Estimated Closing Date Net Working Capital	3.3(a)
Estimated Closing Date Net Working Capital Statement	3.3(a)
Excluded Matter	1.1 (in definition of Material Adverse Effect)
Financial Statements	5.6
Indemnification Escrow Agreement	3.4
Indemnification Escrow Amount	3.4
Indemnification Claim	10.4(a)
Indemnified Party	10.4(a)

Term	Section

Indemnifying Party	10.4(a)
Lincolnshire	Recitals
Losses	10.2(a)
Marks	1.1 (in definition of Intellectual Property)
Material Contracts	5.13(a)
Montgomery Facility Deed	8.14
Montgomery Facility Lease	8.14
Montgomery Facility Release	8.14
Montgomery Property	8.14
Monumental	Recitals
Monumental Warrant	5.4(a)
Off-Balance Sheet Transaction	5.25
Owned Property	5.10
Patents	1.1 (in definition of Intellectual Property)
Personal Property Leases	5.11
Preferred Shares	Recitals
Preferred Stock	Recitals
Purchase Price	3.1
Purchaser	Recitals
Purchaser Documents	7.2
Purchaser Indemnified Parties	10.2(a)
Real Property Lease	5.10
Recalls	5.27(c)
Scheduled Agreement	10.2(a)
Scheduled Obligations	10.2(a)
Securities Act	7.5
Selling Stockholder	Recitals
Selling Stockholder Documents	6.2
Selling Stockholder Indemnified	10.3(a)
Parties
Settlement	10.4(a)
Shares	Recitals
Supply and Purchase Agreement	3.5(g)(ii)
Tail Policy	8.13
Target EBITDA	3.5(a)
Target Net Working Capital	3.3(a)
Target Tax Amount	8.10(a)
Selling Stockholder	Recitals
VEBA	5.14(d)
Warrant	Recitals
          (c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

          (i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
          (ii) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
          (iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. The specific disclosures set forth in the Schedules shall be organized to correspond to a specific section reference in this Agreement to which the qualifying and correspondingly numbered disclosure relates, together with appropriate cross references when disclosure is applicable to other sections of this Agreement, and any disclosure set forth in one section of the Schedules shall apply both (i) to the representations and warranties contained in the Section of this Agreement to which it corresponds in number or to which it is referred by cross reference and (ii) any other representation and warranty of the Selling Stockholder, the Company or the Purchaser in this Agreement to the extent that it is readily apparent from a reading of such disclosure item that it would also qualify or apply to such other representation and warranty.
          (iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
          (v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
          (vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
          (vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

          (viii) Made Available. An item shall be considered “made available” to Purchaser, to the extent such phrase appears in this Agreement, only if such item has been provided in writing to Purchaser.
          (ix) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that relate to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
          (d) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
SALE AND PURCHASE OF SHARES
     2.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, the Selling Stockholder shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase and accept from the Selling Stockholder, the Shares (which shall constitute all of the outstanding equity interests in the Company on a fully diluted basis as of the Closing Date), free and clear of all Liens.
ARTICLE III
CONSIDERATION
          3.1 Consideration. The aggregate consideration for all of the Shares shall be an amount in cash equal to Seventy One Million Dollars ($71,000,000) (the “Closing Purchase Price”) as adjusted pursuant to Sections 3.2, 3.3 and 3.5 hereof (the “Purchase Price”).
          3.2 Payment of Closing Purchase Price.
          (a) Closing Purchase Price Payment. On the Closing Date, and upon the terms and subject to the conditions contained herein, Purchaser shall (i) deposit Seven Million One Hundred Thousand Dollars ($7,100,000) (the “Indemnification Escrow Amount”) with the Escrow Agent subject to the terms and conditions of the Indemnification Escrow Agreement, and (ii) pay Sixty-Three Million Nine Hundred Thousand Dollars ($63,900,000) less the Closing Date Payments (as set forth in

Section 3.2(b) below) and plus or minus the amount by which the Closing Purchase Price is adjusted pursuant to Section 3.3 hereof (collectively, the “Closing Purchase Price Payment”), by wire transfer of immediately available United States funds into such account or accounts designated by the Selling Stockholder in writing at least three (3) Business Days prior to the date of the required payment. Subject to any adjustments pursuant to Section 3.3, release of the Indemnification Escrow Amount in accordance with the terms and conditions of the Indemnification Escrow Agreement, and the right to receive the Earnout Payment, if any, pursuant to Section 3.5, the Company and the Selling Stockholder acknowledge and agree that the payments to be made pursuant to this Section 3.2 constitute payment in full of the Purchase Price and that the Selling Stockholder is entitled to no further payments in respect of the Shares.
          (b) Payments Made on or Before the Closing Date.
          (i) At or prior to the close of business on the date immediately preceding the Closing Date, the Selling Stockholder shall provide Purchaser with written notice setting forth the amount required to pay and satisfy in full the Closing Date Payments together with the identity of, and payment instructions for, each Person entitled to receive such Closing Date Payments. Concurrently with, and as a condition precedent to the Closing, (i) Purchaser shall pay or cause the Company to pay the Closing Date Payments from the Closing Purchase Price Payment in accordance with the written notice provided to Purchaser by the Selling Stockholder setting forth the amount required to pay and satisfy in full the Closing Date Payments, and (ii) the Selling Stockholder shall cause the Company to obtain from its lenders with respect to all Liabilities set forth on Schedule 3.2(b), pay-off letters and termination and release documents, acceptable to Purchaser, in each case reflecting the total amount of such Indebtedness, including interest and finance charges, as well as any other monetary obligations owing by the Company or its Subsidiaries to such lenders to be repaid as of the Closing Date to satisfy in full such Liabilities for Indebtedness of the Company or its Subsidiaries to such lenders and confirming that as of the Closing Date the Company and its Subsidiaries and their assets shall be released from any and all Liens in favor of such lenders.
          (ii) The Selling Stockholder shall also be responsible for and pay, from the Closing Purchase Price, all fees, commissions and charges of any broker, finder or investment banker (including, but not limited to, fees and expenses payable to BB&T Capital Markets) in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or the Selling Stockholder. The Company or the Selling Stockholder, as the case may be, shall pay on or before the Closing Date, either directly or from the Closing Purchase Price Payment, all amounts payable for legal, accounting and other fees and expenses related to the transactions contemplated by this Agreement due by or on behalf of the Company or the Selling Stockholder. The Company shall pay, on or before the Closing, any severance or bonus payments required to be paid to employees who cease their employment as of or prior to Closing (other than as a result of the Purchaser affirmatively taking actions to specifically terminate the employment of such employees).
          3.3 Purchase Price Adjustment.
          (a) Estimated Closing Date Net Working Capital. Not later than five (5) business days prior to the Closing Date (unless Purchaser shall otherwise agree), the Selling Stockholder shall deliver to Purchaser a statement (the “Estimated Closing Date Net Working Capital Statement”) setting forth the Selling Stockholder’s good faith estimate of the Closing Net Working Capital (the “Estimated Closing Date Net Working Capital”) prepared in accordance with GAAP applied on a basis consistent with that employed by the Company in the preparation of the Financial Statements. The parties hereto agree that the components and calculations of Closing Net Working Capital shall be based on the calculations of Estimated Closing Date Net Working Capital set forth on Exhibit C, attached hereto (which has been provided for exemplary purposes only).
          (b) Closing Net Working Capital Adjustment.
          (i) Calculation of Adjustment. The Closing Purchase Price Payment, as adjusted pursuant to Section 3.3(a) shall be (A) increased dollar-for-dollar by the amount that the actual Closing Net Working Capital is greater than the Estimated Closing Date Net Working Capital; or (B) decreased dollar-for-dollar by the amount that the actual Closing Net Working Capital is less than the Estimated Closing Date Net Working Capital, in each case as determined in accordance with the procedures set forth in this Section 3.3(b). The amount of any decrease to the Closing Purchase Price Payment pursuant to this Section 3.3(b)(i) shall be paid by the Selling Stockholder. The amount of any increase to the Closing Purchase Price Payment pursuant to this Section 3.3(b)(i) shall be paid by Purchaser. The Selling Stockholder agrees to set aside an amount of the Closing Purchase Price Payment received by it necessary to satisfy any adjustments pursuant to this Section 3.3(b), including without limitation by refraining from distributing such necessary amounts to any investors or equity holders in such Selling Stockholder until any final adjustment to the Closing Purchase Price Payment pursuant to this Section 3.3(b) shall have been completed.
          (ii) Preparation of Closing Date Balance Sheet. No earlier than sixty (60) days after the Closing Date and no later than seventy (70) days after the Closing Date, Purchaser shall cause to be prepared and delivered to the Selling Stockholder (A) a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP as in effect as of the date of this Agreement applied on a basis consistent with that employed by the Company in preparation of the Financial Statements (the “Closing Date Balance Sheet”), (B) the Closing Statement and (C) a certificate of an executive officer of Purchaser to the effect that the Closing Net Working Capital has been in all respects prepared in accordance with this Section 3.3(b). The closing statement (the “Closing Statement”) shall present the actual Net Working Capital of the Company as of the close of business on the Closing Date (“Closing Net Working Capital”) and shall be prepared based on the Closing Date Balance Sheet.
          (iii) Exclusion of Certain Receivables. The Closing Statement shall not include in Closing Net Working Capital any portion of any receivable (“Excluded Receivables”) that (A) was included in the Estimated Closing Date Net Working Capital and (B) was not paid in full by the date of delivery of the Closing Statement pursuant to Section 3.3(b)(ii); provided, however, that if any Excluded Receivable is collected by the Company after the date of delivery of the Closing Statement then the Company shall promptly remit such amounts, less any reasonable costs directly attributable to collection, including reasonable attorney’s fees, to the Selling Stockholder. Purchaser shall cause the Company to use its commercially reasonable efforts after Closing to collect all Excluded Receivables in accordance with past practice of the Company. Concurrently with delivery of the Closing Statement, the Purchaser shall cause the Company to provide the Selling Stockholder with information relating to any Excluded Receivable and the Company’s collection efforts with respect to such receivable. After Closing until the earlier of (x) collection of all Excluded Receivables or other disposition of such receivables in a manner reasonably acceptable to Selling Stockholder and (y) six months following the date of this Agreement, the Purchaser shall cause the Company to provide to the Selling Stockholder, on a monthly basis, a report showing the status of the outstanding aging of the Excluded Receivables and the Company’s collection efforts with respect to such receivables.
          (iv) Walker Trailer Sales Receivable. The parties hereto acknowledge and agree that (A) the account receivable of the Company with Walker Trailer Sales described in the notes to the Estimated Closing Date Net Working Capital Statement (the “Walker Trailer Receivable”) shall not be included in the Estimated Closing Date Net Working Capital or the Closing Net Working Capital, (B) the Selling Stockholder shall cause the Company to transfer, assign and delegate all rights to, interests in and obligations with respect to the Walker Trailer Receivable to S&S Repurchase Solutions, LLC effective as of immediately prior to the Closing, and (C) to the extent that the risk of loss has not transferred to the customer, the risk of loss of any trailers underlying the Walker Trailer Receivable shall be the sole responsibility of the Selling Stockholder (except to the extent that any such loss occurs as a direct result of the gross negligence or willful misconduct of the Purchaser) and the right of ownership with respect to such trailers shall belong to S&S Repurchase Solutions, LLC.
          (c) The Selling Stockholder shall have twenty (20) days to review the Closing Statement and Closing Date Balance Sheet (collectively, the “Closing Net Working Capital Documents”). If the Selling Stockholder disagrees with Purchaser’s calculation of Closing Net Working Capital delivered pursuant to Section 3.3(b)(ii), the Selling Stockholder may, within twenty (20) days after receipt of the Closing Net Working Capital Documents, deliver a notice to Purchaser disagreeing with such calculation and setting forth the Selling Stockholder’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which the Selling

Stockholder disagrees, and the Selling Stockholder shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Net Working Capital delivered pursuant to Section 3.3(b)(ii). If the Selling Stockholder fails to deliver such notice in such twenty (20) day period, the Selling Stockholder shall have waived its right to contest the Closing Statement and the calculation of Closing Net Working Capital set forth therein shall be deemed to be final and binding upon Purchaser and the Selling Stockholder and such amount shall be used for purposes of calculating the adjustment pursuant to Section 3.3(b)(i) above.
          (d) If a notice of disagreement shall be duly delivered pursuant to Section 3.3(c), the Selling Stockholder and Purchaser shall, during the twenty (20) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Net Working Capital, which amount shall not be less than the amount thereof shown in Purchaser’s calculation delivered pursuant to Section 3.3(b)(ii) nor more than the amount thereof shown in Selling Stockholder’s calculation delivered pursuant to Section 3.3(c). If during such period, the Selling Stockholder and Purchaser are unable to reach such agreement, then all amounts and issues remaining in dispute shall be submitted by the Selling Stockholder and Purchaser to a mutually acceptable nationally recognized independent accounting firm (the “Accounting Referee”) for a determination resolving such disputed items or amounts for the purpose of calculating Closing Net Working Capital (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). If the parties are unable to agree on an appointment of an Accounting Referee, within ten (10) days after not being able to reach agreement thereon, an Accounting Referee shall be determined by mutual agreement of the regular auditor of the Company prior to the Closing Date and the regular auditor of the Purchaser and, if such auditors are unable to reach agreement within ten (10) days of being requested to do so, an Accounting Referee shall be determined by lot with each of the Selling Stockholder and Purchaser submitting one candidate meeting the requirements of an Accounting Referee set forth in the definition thereof. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Statement and Purchaser’s calculation of Net Working Capital as to which the Selling Stockholder has disagreed. The Accounting Referee shall deliver to the Selling Stockholder and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth its calculation of Closing Net Working Capital. Such report shall be final and binding upon the Selling Stockholder and Purchaser and shall be used for purposes of calculating the adjustment pursuant to Section 3.3(b)(i) above. The cost of such review and report shall be borne equally by the Selling Stockholder, on the one hand, and Purchaser, on the other hand.
          (e) The Selling Stockholder, Purchaser and the Company shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Net Working Capital and in the conduct of the review referred to in this Section 3.3, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

          (f) Form of Payments. Any payment pursuant to Section 3.3(b)(i) shall be made at a mutually convenient time and place within five (5) Business Days after Closing Net Working Capital is agreed to by Purchaser and the Selling Stockholder or is determined to be final and binding either pursuant to Section 3.3(c) or Section 3.3(d) by wire transfer of immediately available United States funds either by Purchaser into such account or accounts designated by the Selling Stockholder, or by the Selling Stockholder into such account or accounts designated by Purchaser, as the case may be.
          3.4 Indemnification Escrow Agreement. To secure the indemnification obligations of the Selling Stockholder set forth in Section 10.2 hereof, Purchaser, Selling Stockholder and Lasalle Bank National Association, as escrow agent (the “Escrow Agent”), shall at the Closing execute an Indemnification Escrow Agreement, a form of which is attached hereto as Exhibit D (the “Indemnification Escrow Agreement”), which provides for Seven Million One Hundred Thousand Dollars ($7,100,000) (the “Indemnification Escrow Amount”) of the Closing Purchase Price Payment to be held in escrow following the Closing Date. The Indemnification Escrow Amount and any interest thereon shall be dealt with in accordance with the terms and conditions set forth in the Indemnification Escrow Agreement.
          3.5 Earnout.
          (a) Upon the terms and subject to the conditions contained herein, in the event that the EBITDA of the Company and its Subsidiaries on a consolidated basis is at least Seventeen Million Eight Hundred Thousand Dollars ($17,800,000) or greater (“Target EBITDA”) for the period from January 1, 2006 through and including December 31, 2006 (the “Earnout Period”), an additional amount of consideration in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Earnout Payment”) shall become payable to the Selling Stockholder and shall be treated by the parties as an adjustment to the Purchase Price.
          (b) As promptly as practicable following, but no later than sixty (60) days following, completion of the Purchaser’s consolidated financial statements for the Earnout Period, Purchaser shall prepare and deliver to the Selling Stockholder (i) a statement setting forth in reasonable detail the calculation of EBITDA of the Company and its Subsidiaries on a consolidated basis for the Earnout Period (the “Earnout Statement”) and (ii) a certificate of an executive officer of Purchaser to the effect that the Earnout Statement has been in all respects prepared in accordance with this Section 3.5(b). The Earnout Statement and the components of EBITDA (“EBITDA Components”) shall be derived from the consolidated audited financial statements of the Purchaser for the year ending December 31, 2006, adjusted as necessary to comply with Section 3.5(g).
          (c) The Selling Stockholder shall have twenty (20) days to review the Earnout Statement (“Earnout Review Period”). If the Selling Stockholder disagrees with Purchaser’s calculation of EBITDA or the Earnout Statement delivered pursuant to Section 3.5(b), the Selling Stockholder may, within twenty (20) days after receipt of the Earnout Statement, deliver a notice to Purchaser disagreeing with the Earnout Statement and setting forth the Selling Stockholder’ calculation of EBITDA and EBITDA Components. Any such notice of disagreement shall specify those items or amounts as to which the Selling Stockholder disagrees, and the Selling Stockholder shall be deemed to have agreed with all other items and amounts contained in the Earnout Statement delivered pursuant to Section 3.5(b). If the Stockholder Representative fails to deliver such notice in such twenty (20) day period, the Selling Stockholder shall have waived its right to contest the Earnout Statement and the calculation of EBITDA set forth therein shall be deemed to be final and binding upon Purchaser and the Selling Stockholder and shall be used for purposes of the adjustment pursuant to Section 3.5(a) above.
          (d) If a notice of disagreement shall be duly delivered pursuant to Section 3.5(c), the Selling Stockholder and Purchaser shall, during the twenty (20) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts contained within the Earnout Statement in order to determine, as may be required, EBITDA. If during such period, the Selling Stockholder and Purchaser are unable to reach such agreement, then all amounts and issues remaining in dispute shall be submitted by the Selling Stockholder and Purchaser to an Accounting Referee for a determination resolving such disputed items or amounts for the purpose of calculating EBITDA (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). If the parties are unable to agree on an appointment of an Accounting Referee, within ten (10) days after not being able to reach agreement thereon, an Accounting Referee shall be determined by mutual agreement of the regular auditor of the Company prior to the Closing Date and the regular auditor of the Purchaser and, if such auditors are unable to reach agreement within ten (10) days of being requested to do so, an Accounting Referee shall be determined by lot with each of the Selling Stockholder and Purchaser submitting one candidate meeting the requirements of an Accounting Referee set forth in the definition thereof. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Earnout Statement, the EBITDA Components and Purchaser’s calculation of EBITDA as to which the Selling Stockholder has disagreed. The Accounting Referee shall deliver to the Selling Stockholder and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth its calculation of EBITDA. Such report shall be final and binding upon the Selling Stockholder and Purchaser and shall be used for purposes of determining the adjustment pursuant to Section 3.5(a) above. The cost of such review and report shall be borne equally by the Selling Stockholder, on the one hand, and Purchaser, on the other hand.
          (e) The Selling Stockholder, Purchaser and the Company shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Earnout Statement and the calculation of EBITDA and in the conduct of the review referred to in this Section 3.5, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.
          (f) Any payment made pursuant to this Section 3.5, shall be made within five (5) Business Days after EBITDA for the Earnout Period is agreed to by Purchaser and the Selling Stockholder or is determined to be final and binding either pursuant to Section 3.5(c) or Section 3.5(d) by wire transfer of immediately available United States funds into such account or accounts designated by the Selling Stockholder. Notwithstanding anything to the contrary contained herein, to the extent that, at the time any Earnout Payment is to be made, there exists any amounts owing from, or claims asserted against, the Selling Stockholder to Purchaser pursuant to Section 3.3(f), Section 8.10, Article X, or the Indemnity Side Letter, Purchaser shall be entitled to set-off any such amounts against the Earnout Payment, and when and whether such amounts are to be finally remitted to Seller or retained by Purchaser, as the case may be, shall be determined in a manner consistent with the procedures for the determination of payment of an Indemnification Claim under the Escrow Agreement; provided that (i) if the set-off relates to an Indemnification Claim and the amount set off, when added to the amount then held under the Indemnification Escrow Agreement, would exceed the sum of (A) the Indemnification Escrow Amount and (B) $450,000 (such sum, the “Earnout Escrow Amount”), the Purchaser and Selling Stockholder shall promptly execute a Joint Statement (as defined in the Indemnification Escrow Agreement) directing the Escrow Agent to pay to the Selling Stockholder an amount equal to such excess and (ii) if the set-off relates to a claim under the Indemnity Side Letter, the amount set-off shall reduce dollar for dollar any cap on liability under the Indemnity Side Letter.
          (g) Operating Rules and Guidelines. Except as set forth on Schedule 3.5(g), the following guidelines and rules shall be used in calculating EBITDA and the EBITDA Components and shall be followed with respect to the Company and its Subsidiaries during the Earnout Period:
          (i) EBITDA and the EBITDA Components and all other accounting terms used herein shall be determined in accordance with GAAP as in effect at the date of this Agreement applied on a basis consistent with that employed by the Company in the preparation of the Financial Statements.
          (ii) During the Earnout Period, for purposes of the calculation of EBITDA, Purchaser shall adhere to the pricing formula set forth in the Supply and Purchase Agreement dated as of February 13, 2003, by and between Purchaser and the Company (“Supply and Purchase Agreement”) with respect to sales to Purchaser of “Wabash” and “Transcraft” branded trailers; provided, however, that with respect to Purchaser’s direct house accounts (a current list of which is set forth on Exhibit A hereto), purchase price shall be determined by reference to the lowest purchase price billed on comparable volume purchases of the same products, as adjusted to give effect to seasonality, plant usage and other matters that can affect the purchase price of the Company’s products; and further, provided, however, in the event the Company is required to move the production of “Transcraft” branded trailers to regular Company customers that are already in the Company’s backlog at such time in order to satisfy orders placed by customers who are in Purchaser’s customer base, the contribution to margin of the sales to the Purchaser’s customers shall be determined based on the higher of the contribution to margin of the moved sales and the contribution to margin of the sales to the Purchaser’s customers.

          (iii) During the Earnout Period, the Purchaser shall not take or fail to take any action with the intent and for the purpose of unfairly or prejudicially affecting the Company’s ability to achieve the Target EBITDA.
ARTICLE IV
CLOSING AND TERMINATION
          4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 9.1 and 9.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 2.1 hereof (the “Closing”) shall take place at the offices of Pitney Hardin, LLP located at 7 Times Square, New York, New York (or at such other place as the parties may designate in writing) at 9:00 a.m. (New York City time) on the second Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”.
          4.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
          (a) at the election of the Selling Stockholder or Purchaser on or after March 3, 2006, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party (or, in the case of the Selling Stockholder, the Selling Stockholder or the Company) is not in material default of any of its obligations hereunder;
          (b) by mutual written consent of the Selling Stockholder and Purchaser;
          (c) by the Selling Stockholder or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination that is not nonappealable (and pursue such appeal with reasonable diligence);
          (d) by the Selling Stockholder, if Purchaser shall have breached any representation, warranty, covenant or other agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 9.2 hereof, which breach cannot be or has not been cured within 10 days after the giving of written notice by the Selling Stockholder to Purchaser; or
          (e) by Purchaser, if the Company or the Selling Stockholder shall have breached any representation, warranty, covenant or other agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 9.1 hereof, which breach cannot be or has not been cured within 10 days after the giving of written notice by Purchaser to the Selling Stockholder.
          4.3 Procedure Upon Termination. In the event of termination and abandonment by Purchaser or the Selling Stockholder or both pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by Purchaser or the Selling Stockholder.
          4.4 Effect of Termination. If this Agreement is validly terminated pursuant to Section 4.2 hereof, all further obligations of the parties under this Agreement shall terminate, except that (a) the obligations under the Confidentiality Agreement and Article XI hereof of this Agreement shall survive such termination and not be affected thereby, and (b) each Party’s right to pursue all legal remedies for any breach of any provision of this Agreement shall survive such termination. Each party’s rights of termination under Section 4.2 hereof are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not constitute an election of remedies.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company hereby represents and warrants to Purchaser that:
          5.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently being conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns, leases or operates its properties and assets and each other jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company has made available to Purchaser a true and complete copy of the certificate or articles of incorporation (or other organizational documents) of the Company and of each Subsidiary, as currently in effect, certified as of a recent date by the Secretary of State (or comparable governmental authority) of the respective jurisdictions of incorporation, and a true and complete copy of the bylaws of the Company and of each Subsidiary, as currently in effect, certified by their respective corporate secretaries and the corporate record books with respect to actions taken by the shareholders and board of directors of the Company and each of the Subsidiaries.
          5.2 Authorization of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each of the Company Documents has been or will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Company Documents, when so executed and delivered will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          5.3 Conflicts; Consents of Third Parties.
          (a) Except as set forth on Schedule 5.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof does or will conflict with, or result in any violation of or constitute a breach of or a default (with or without notice or lapse of time, or both) under, or result in the loss of any benefit under, or permit the acceleration of any obligation under, or give rise to a right of termination, modification or cancellation under or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of the Company or any Subsidiary; (ii) any Contract, or Permit to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound; (iii) any Order of any Governmental Body applicable to the Company or any Subsidiary or by which any of the properties or assets of the Company or any Subsidiary are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, breaches, loss of benefits, accelerations, modifications, defaults, terminations, Liens, or cancellations, that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.
          (b) Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or any Subsidiary in connection with the execution, delivery or performance of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.
          5.4 Capitalization.
          (a) The authorized capital stock of the Company consists solely of 3000 shares of Common Stock and 17,000 shares of Preferred Stock. As of the date hereof, there are 915 shares of Common Stock issued and outstanding, 10,430 shares of Preferred Stock issued and outstanding, and shares of Common Stock issuable pursuant to the Warrant representing six percent (6%) of the fully diluted Common Stock. All of the issued and outstanding shares of Common Stock are duly authorized for issuance and are validly issued, fully paid and non-assessable. No shares of capital stock of the Company or any Subsidiary have been reserved for any purpose or are held as treasury stock.
          (b) Except as set forth on Schedule 5.4(b), there is no existing option, warrant, call, right (preemptive or otherwise), or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding that upon conversion or exchange would require, the issuance, of any shares of capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Company. Except as set forth on Schedule 5.4(b), the Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer, issuance, purchase, repurchase or other disposition of the Common Stock of the Company, any other securities of the Company, or any securities of any Subsidiary, except as contemplated hereunder.
          5.5 Subsidiaries.
          (a) Schedule 5.5(a) sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly authorized, issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing as a foreign corporation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own, lease and operate its properties and assets and carry on its business as currently being conducted. Except as set forth on Schedule 5.5(a), neither the Company nor any of its Subsidiaries owns, directly or indirectly, an equity interest in any other Person.

          (b) The outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by the Company are owned by it free and clear of any and all Liens except as set forth on Schedule 5.5(b). No shares of capital stock have been reserved for any purpose or are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, right (preemptive or otherwise), or Contract of any character to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion or exchange would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity interests of any Subsidiary.
          5.6 Financial Statements. The Company has made available to Purchaser copies of the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2005, December 31, 2004, December 31, 2003, and December 31, 2002 and the related audited statements of income and of cash flows of the Company for the years then ended, each accompanied by the related report of BDO Seidman, LLP, independent public accountants. The audited financial statements referred to in Sections 5.6, including the related notes and schedules thereto, are referred to herein as the “Financial Statements.” Except as set forth in the notes thereto, each of the Financial Statements (i) has been prepared from, and are in accordance with, books and records of the Company, (ii) has been prepared in accordance with GAAP consistently applied and (iii) presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein.
          For the purposes hereof, the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2005 is referred to as the “Balance Sheet” and December 31, 2005 is referred to as the “Balance Sheet Date”.
          5.7 No Undisclosed Liabilities. To the Knowledge of the Company, neither the Company nor any Subsidiary has any Liabilities of any kind or nature, other than Liabilities (i) set forth in the Schedules to this Article V, (ii) set forth in the Financial Statements for the fiscal year ended December 31, 2005 and (iii) incurred in the Ordinary Course of Business after December 31, 2005 that do not, individually or in the aggregate, involve amounts in excess of $100,000.
          5.8 Absence of Certain Developments. Except as contemplated by this Agreement or as set forth on Schedule 5.8, since the Balance Sheet Date (i) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate has had, or would reasonably be expected to have a Material Adverse Effect, (iii) there has not been any uninsured damage, destruction, loss or casualty to property or assets of the Company or any Subsidiary and (iv) there has not been any action taken of the type described in Section 8.2(b) that had such action occurred following the date hereof, without Purchaser’s prior approval, would be in violation of Section 8.2(b).
          5.9 Taxes.
          (a) Each of the Company and its Subsidiaries has timely filed all federal, state, local and foreign Tax Returns and reports required to be filed by it. All Taxes of the Company and its Subsidiaries that have or may become due for all periods which end prior to or which end on the date of the most recent Financial Statements (whether or not shown on any Tax Return) either have been paid or are reflected in accordance with GAAP as a reserve for Taxes on the most recent Financial Statement. All such returns and reports are correct and complete in all material respects and were prepared in compliance with all applicable laws and regulations. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. All Taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and have been (or will be) duly and timely paid to the proper Governmental Body. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that are still pending. No requests for waivers of the time to assess any such Taxes have been made that are still pending. The statute of limitations for Federal income tax purposes with respect to the Company and its Subsidiaries is closed for all years before 2002 and neither the Company nor its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. No income Tax Return of the Company or its Subsidiaries is under current examination by the IRS or by any state or foreign tax authority. Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) written notice or, to the Knowledge of the Company, any notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice or, to the Knowledge of the Company, any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Exceptions) upon any of the assets of the Company or any of its Subsidiaries. Except with respect to the consolidated group including the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries is otherwise liable for the Taxes of any other person as a result of any indemnification provision or other contractual obligation. Schedule 5.9 lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company or its Subsidiaries for taxable periods ended on or after December 31, 2000. The Selling Stockholder has made available to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since January 1, 2001.

          (b) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (c) Neither the Company nor any Subsidiary nor any Person on their behalf has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.
          (d) Neither the Company nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
          (e) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). All “reportable transactions” as described in Code Section 6011 and the Treasury Regulations thereunder that involve the Company or any Subsidiary have been timely and accurately reported as required by applicable Law. Neither the Company nor any Company Subsidiary has made nor is obligated to make any payment, nor is a party to any agreement that could obligate it to make any payment to reimburse any person or entity for excise taxes under Section 4999 of the Code.
          5.10 Real Property.
          (a) Schedule 5.10 sets forth a true, correct and complete list of (i) all real property and interests in real property owned in fee by the Company and its Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), including the street address, city and state thereof and identity of the owner of each such parcel of Owned Real Property, and (ii) all leases of real property to which the Company or any Subsidiary is the lessee (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”).
          (b) The Company and its Subsidiaries are the sole owners of good and valid, fee simple title to the Owned Real Property respectively owned by them, including, without limitation, all buildings, structures, fixtures and improvements thereon, free and clear of all Liens of any nature whatsoever except (i) Liens set forth on Schedule 5.10 and (ii) Permitted Exceptions.
          (c) All buildings, structures, fixtures and other improvements on the Owned Real Property are free of any material interior or exterior structural defects. The Company has not received notice that any such buildings, structures, fixtures and improvements on the Owned Real Property are in violation in any material respect of any Laws.
          (d) Other than the Permitted Exceptions, none of the Owned Real Property is subject to any Contract or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting the Company’s or any Subsidiary’s right to convey or to use it.
          (e) The Company has not received written notice or, to the Knowledge of the Company, any notice that any portion of the Owned Real Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending, and to the Knowledge of the Company none of the foregoing are or have been threatened to be, the subject of, or affected by, any such proceeding.
          (f) The Owned Real Property has access to electric, gas, water, sewer and telephone lines, which access is adequate in all material respects for the uses to which the Owned Real Property is currently devoted and intended to be devoted.
          (g) The Company or any Subsidiary, as the case may be, is the owner and holder of the leasehold estate purported to be granted by the Real Property Leases. Each such Real Property Lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto and grants the leasehold estate it purports to grant free and clear of all Liens, except (i) Liens set forth on Schedule 5.11, (ii) Permitted Exceptions, and (iii) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity). Neither the Company nor any Subsidiary has received any written notice or, to the Knowledge of the Company, any notice of any threatened cancellations of any governmental approvals with respect thereto or any outstanding disputes thereunder or failed to make any necessary material filings or registration with respect thereto. The Company or a Subsidiary, as the case may be, has in all material respects performed all obligations required to be performed by it to date pursuant to such Real Property Lease. Neither the Company nor any Subsidiary has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a material default by the Company or any Subsidiary under any of the Real Property Leases.
          5.11 Tangible Personal Property; Title to Assets. Schedule 5.11 sets forth all leases of personal property by the Company or a Subsidiary (“Personal Property

Leases”) involving annual payments in excess of $50,000. Neither the Company nor any Subsidiary has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by the Company or any Subsidiary under any of the Personal Property Leases. The Company and its Subsidiaries have good and valid title to all material assets respectively owned by them, including, without limitation, all material assets reflected in the Balance Sheet and all material assets purchased by the Company or by any Subsidiary since the Balance Sheet Date (except for assets reflected in the Balance Sheet or acquired since the Balance Sheet Date that have been sold or otherwise disposed of in the Ordinary Course of Business), free and clear of all Liens, except (a) Liens set forth on Schedule 5.11 and (b) Permitted Exceptions. All material tangible personal property owned by the Company and its Subsidiaries or subject to Personal Property Leases is in reasonable operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used.
          5.12 Intellectual Property. Except as set forth on Schedule 5.12, the Company and its Subsidiaries own or have valid licenses to use all Intellectual Property used by them in, or necessary for use in, the Ordinary Course of Business, and the consummation of transactions contemplated herein does not and will not conflict with, alter or impair any rights in such Intellectual Property. Schedule 5.12 lists each patent application, issued patent, registered Copyright or Copyright application, material unregistered Copyright or Software, internet domain names, registered Mark, applications for a Mark, and material unregistered Marks owned by the Company or any Subsidiary (“Company IP”). Except as set forth on Schedule 5.12, the Company or its Subsidiaries are the exclusive owner of the Company IP free and clear of all Liens, except Liens set forth on Schedule 5.12. Except as set forth on Schedule 5.12, (i) the Intellectual Property used by the Company and its Subsidiaries are not the subject of any challenge received by the Company or any of its Subsidiaries in writing (ii) neither the Company nor any Subsidiary has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property license to which the Company or any Subsidiary is a party or by which it is bound, (iii) to the Knowledge of the Company, the conduct of the Ordinary Course of Business does not and will not infringe, misappropriate or violate the Intellectual Property of any third party or constitute unfair competition or trade practices; (iv) to the Knowledge of the Company, no third party is infringing, misappropriating or violating any Intellectual Property owned by the Company or its Subsidiaries in any material respect nor are there any pending claims for such infringement, misappropriation or violation; and (iv) to the Knowledge of the Company, all such Intellectual Property is valid. The Company and each Subsidiary have taken commercially reasonable efforts to protect their Technology, Software, and other confidential information.
          5.13 Material Contracts.
          (a) Schedule 5.13 sets forth a true correct and complete list of all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it or any of its assets or properties is bound (collectively, the “Material Contracts”):

          (i) Contracts with any Selling Stockholder or any current or former officer, director, or employee of the Company or any of its Subsidiaries;
          (ii) Contracts with any labor union or association representing any employee of the Company or any of its Subsidiaries;
          (iii) Contracts for the sale or lease of any of the assets of the Company or any of its Subsidiaries other than in the Ordinary Course of Business, for consideration in excess of $100,000;
          (iv) Contracts relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person, in each case for consideration in excess of $50,000;
          (v) Contracts for or relating to the incurrence or existence of Indebtedness, or the making of any loans (and Schedule 5.13 also sets forth a true and correct list and description of all outstanding Indebtedness);
          (vi) any other Contracts which involve the expenditure of more than $100,000 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, are not terminable by the Company or a Subsidiary without penalty on notice of one hundred and eighty (180) days’ or less;
          (vii) Contracts the performance of which is expected to involve payment or receipt by the Company or a Subsidiary of consideration in excess of $100,000 in the twelve-month period immediately following the Closing Date;
          (viii) Real Property Leases or other Contracts involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual base rent of more than $100,000;
          (ix) Contracts that limit or restrict the Company or any Subsidiary or any of their respective officers or key employees from engaging in any business in any jurisdiction;
          (x) Contracts with any distributor, dealer, manufacturer’s representative, sales agent, advertiser, property manager or broker that is not terminable without penalty on thirty (30) days’ or less notice involving an annual commitment or payment of more than $100,000;
          (xi) consulting agreements, residual agreements and Contracts relating to know-how, engineering or work-for-hire, or pursuant to which royalties are paid or received;
          (xii) Contracts with any of the (A) ten (10) largest suppliers, (B) ten (10) largest customers, and (C) ten (10) largest dealers of the Company and its Subsidiaries, taken as a whole, for the twelve-month period ended December 31, 2005;
          (xiii) Contracts for the management, cleanup, remediation or abatement of any Hazardous Materials or for the performance of any environmental audit or study;
          (xiv) Contracts regarding profit-sharing, bonus, incentive compensation, deferred compensation, stock option, severance pay, stock purchase, employee benefit, insurance, hospitalization, pension, retirement or other similar plan or agreement;
          (xv) Contracts that contain any provisions requiring the Company or any Subsidiary to indemnify any other party thereto;
          (xvi) joint venture agreements;
          (xvii) all outstanding powers of attorney empowering any Person to act on behalf of the Company or any Subsidiary other than powers of attorney granted in the Ordinary Course of Business to employees employed outside the United States or to non-U.S. attorneys, in each case solely for ministerial or other de minimis purposes;
          (xviii) all settlement agreements as to which the Company or a Subsidiary has continuing obligations and which involve a payment in excess of $50,000 annually;
          (xix) Contracts, licenses and agreements to which the Company or any Subsidiary is a party (i) with respect to Intellectual Property licensed to any third party or any Affiliate of the Company (other than end-user licenses under which license and service fees in the aggregate do not exceed $50,000) or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company or any Subsidiary (other than Software that is generally available on nondiscriminatory pricing terms and has an acquisition cost of $50,000 or less); and
          (xx) any other material Contract that by its terms does not terminate or is not terminable by Company or by a Subsidiary within sixty (60) days or upon thirty (30) days’ (or less) notice.
          (b) (i) Each Material Contract is a valid, binding and enforceable obligation of the Company or a Subsidiary, as the case may be, and, to the Knowledge of the Company, of the other party or parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity), and (ii) to the Knowledge of the Company, each Material Contract is in full force and effect.

          (c) Except as set forth on Schedule 5.13, (i) neither the Company nor any Subsidiary, nor to the Knowledge of the Company any other party thereto, is in breach of or default under any term of any Material Contract or has repudiated any term of any Material Contract and (i) to the Knowledge of the Company no event has occurred that with notice or lapse of time, or both, would constitute a breach of or a default by the Company or its Subsidiaries under any Material Contract, in each case under subsections (i) and (ii) herein, except for such breaches, defaults or repudiations that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.
          (d) Except as set forth on Schedule 5.13, neither the Company nor any Subsidiary has received written notice of termination, cancellation or non-renewal that is currently in effect with respect to any Material Contract and, to the Knowledge of the Company, no other party to a Material Contract plans to terminate, cancel or not renew any such Material Contract.
          5.14 Employee Benefits Plans.
          (a) Schedule 5.14(a) lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other material employee plan or agreement maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries (each, a “Company Benefit Plan”). The Company has made available to Purchaser correct and complete copies of (i) each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and, (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan. Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Company Benefit Plans are all in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws except for any noncompliance that would not have a Material Adverse Effect.
          (b) All Company Benefit Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) is so qualified. The Company has made available to Purchaser a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any. No event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan.
          (c) All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent Balance Sheet. No Company Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. As of the Closing Date, the net fair market value of the assets of any Company Benefit Plan that is subject to Title IV of ERISA equals or exceeds the actuarial accrued liabilities of such Company Benefit Plan and no Company Benefit Plan that is a multi-employer plan within the meaning of Section 3(37) of ERISA has any withdrawal liability.
          (d) No Company Benefit Plan is (i) an Employee Stock Ownership Plan within the meaning of Section 4975(e)(7) of the Code, (ii) a Voluntary Employees’ Beneficiary Association (“VEBA”) within the meaning of Section 501(c)(9) of the Code, or (iii) provides post-retirement medical, life insurance or other benefits promised, provided or otherwise due now or in the future to current, former or retired employees other than as required by Section 4980B(f) of the Code.
          No amount required to be paid or payable to or with respect to any employee or other service provider of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
          5.15 Labor.
          (a) Except as set forth on Schedule 5.15(a), neither the Company nor its Subsidiaries is a party to any labor or collective bargaining agreement.
          (b) Except as set forth on Schedule 5.15(b), there are no (i) strikes, work stoppages, work slowdowns, lockouts, picketing, concerted refusals to work overtime, or other similar labor activities pending or, to the Knowledge of the Company, threatened against or involving the Company or its Subsidiaries currently or within the last three (3) years, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.
          (c) (c) The Company has complied with all applicable Laws respecting employment practices, terms and conditions of employment and wages and hours and has not engaged in any unfair labor practice, except such non-compliance or practices that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.
          5.16 Litigation. Except as set forth on Schedule 5.16, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

          5.17 Compliance with Laws; Permits.
          (a) The Company and its Subsidiaries are in material compliance with all Laws (other than Laws for which more specific representations are made in Sections 5.9, 5.10, 5.12, 5.14, 5.15, and 5.18) applicable to their respective businesses or operations. No action, Legal Proceeding, investigation, complaint, demand or notice has been filed or commenced, or to the Knowledge of the Company, threatened, against the Company or a Subsidiary alleging any failure to so comply. Neither the Company nor any Subsidiary has received any written notice of or been charged with the violation, in any material respect, of any Laws.
          (b) Schedule 5.17 sets forth a true, correct and complete list of all material Permits held by the Company and its Subsidiaries. Except as set forth on Schedule 5.17, the Company and its Subsidiaries currently have all Permits that are required for the operation of their respective businesses as presently conducted, except where the absence of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. All Permits are valid, binding and in full force and effect except where failure to be valid, binding or in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.
          5.18 Environmental Matters.
          (a) Except as set forth on Schedule 5.18(a) hereto, the operations of the Company and each of its Subsidiaries are in compliance with and have complied with all applicable Environmental Laws and all Environmental Permits issued pursuant to Environmental Laws or otherwise.
          (b) Except as set forth on Schedule 5.18(b) hereto, neither the Company nor any of its Subsidiary has any Liability under any Environmental Law, nor is Company or any Subsidiary responsible for any such Liability of any other person under any Environmental Law, whether by contract, by operation of law or otherwise.
          (c) (i) Except as set forth on Schedule 5.18(c)(i) hereto, the Company and each of its Subsidiaries has obtained and filed timely applications for all material Environmental Permits necessary to operate its business; (ii) all such Environmental Permits are listed on Schedule 5.18(c)(ii) and are in full force and effect; (iii) none of the Environmental Permits listed on Schedule 5.18(c)(ii) require consent, notification, or other action to remain in full force and effect following consummation of the transactions contemplated hereby; (iv) the Company and its Subsidiaries have not received written notice that any Environmental Permit listed on Schedule 5.18(c)(ii) will not be renewed upon expiration, or that any material additional conditions will be imposed in order to receive any such renewal.

          (d) Except as set forth on Schedule 5.18(d) hereto, neither the Company nor any of its Subsidiaries is the subject of any outstanding Order or Contract with any Governmental Body respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material.
          (e) Except as set forth on Schedule 5.18(e) hereto, neither the Company nor any of its Subsidiaries has received any written information request from a Governmental Body or any written communication alleging that the Company or any of its Subsidiaries may be in violation of any Environmental Law or any Environmental Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law.
          (f) Except as set forth on Schedule 5.18(f) hereto, to the Knowledge of the Company, there are no investigations of the businesses of the Company or any of its Subsidiaries, or currently or previously owned, operated or leased property of the Company or any of its Subsidiaries pending or threatened that would reasonably be expected to result in the imposition of any liability pursuant to any Environmental Law.
          (g) Except as set forth on Schedule 5.18(g) hereto, to the Knowledge of the Company, there is not located at any of the properties owned, operated or leased by the Company or any of its Subsidiaries any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, (iv) mold, or (v) wetlands delineated by a Governmental Body.
          (h) Except as set forth on Schedule 5.18(h)(i), to the Knowledge of the Company there are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date, that have or will result in material liability to the Company or any of its Subsidiaries under Environmental Law. Except as set forth on Schedule 5.18(h)(ii), there has been no Release of Hazardous Materials at, on, under, or from any real property currently owned, operated or leased by the Company or any of its Subsidiaries during the period of such ownership, operation, or tenancy, in each case, nor was there such a Release at any real property formerly owned, operated or leased by the Company or its Subsidiaries during the period of such ownership, operation, or tenancy, in each case, such that the Company is or could be liable for Remedial Action with respect to such Hazardous Materials.
          (i) Except as set forth on Schedule 5.18(i)(i), to the Knowledge of the Company no property currently or formerly owned, operated or leased by the Company or its Subsidiaries, and no property to which Hazardous Materials originating on or from such properties or the businesses or assets of the Company or any Subsidiary has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or CERCLIS or on any other governmental database or list of properties that may or do require Remedial Action under Environmental Laws. Except as set forth on Schedule 5.18(i)(ii), neither the Company nor any of its Subsidiaries has arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that it is or could reasonably be expected to be liable for Remedial Action of such location pursuant to Environmental Laws.

          (j) The Company and its Subsidiaries have furnished to Purchaser copies of all environmental assessments, reports, audits and other documents in their possession or under their control that relate to the environmental condition of any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or the Company’s or any of its Subsidiaries’ compliance with Environmental Laws.
          5.19 Financial Advisors. Except as set forth on Schedule 5.19, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Selling Stockholder or the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.
          5.20 Accounts Receivable; Bank Accounts.
          (a) The accounts receivable of the Company and its Subsidiaries shown on the balance sheets provided by the Company pursuant to Section 5.6, or thereafter acquired by any of them, have arisen or will arise from the sale of goods or services in bona fide transactions to Persons not Affiliated with the Selling Stockholder or the Company.
          (b) Schedule 5.20 sets forth the names of all banks or other financial institutions with which the Company or any Subsidiary has an account or safe deposit box and identifies each such account and safe deposit box, together with the names of all Persons authorized to draw therefrom or to have access thereto.
          5.21 Inventory. All of the Company’s and the Subsidiaries’ existing inventories, whether reflected in the Interim Balance Sheet or otherwise:
          (a) consist of such quality and quantity as to be usable by the Company or any Subsidiary in the Ordinary Course of Business and, with respect to finished goods, are in a condition such that they can be sold in the Ordinary Course of Business, subject to reserves for unrealizable or obsolete inventory reflected in the Financial Statements as adjusted for the passage of time through the Closing Date (which adjustment has been disclosed in writing to Purchaser) in accordance with the past custom and practice of the Company, free and clear of all Liens except A) Liens set forth on Schedule 5.21 and (B) Permitted Exceptions;
          (b) have been properly recorded in the books and records of the Company in accordance with GAAP applied consistent with past practice; and
          (c) to the Knowledge of the Company, are free of any material Defect (other than Defects properly reserved for on the Balance Sheet).
Inventories now on hand that were purchased after the date of the Interim Balance Sheet were purchased in the Ordinary Course of Business of the Company or its Subsidiaries. Except as set forth on Schedule 5.21, neither the Company nor its Subsidiaries are in possession of any inventory not owned by the Company or any Subsidiary, including goods already sold. The inventory levels maintained by the Company and its Subsidiaries: (i) are not excessive in any material respect in light of the Company’s normal operating requirements; and (ii) are adequate in all material respects for the conduct of the Company’s and the Subsidiaries’ operations in the Ordinary Course of Business. Neither the Company nor its Subsidiaries is under any Liability with respect to accepting returns of items of inventory or merchandise in the possession of their customers other than in the Ordinary Course of Business.
          5.22 Insurance. Schedule 5.22 lists all policies of title, asset, fire, hazard, casualty, directors and officers liability and general liability, life, worker’s compensation and other forms of insurance of any kind owned or held by the Company and its Subsidiaries. All such policies: (a) are in full force and effect; (b) are sufficient for compliance by the Company and its Subsidiaries with all requirements of Law and of all Contracts to which the Company or any Subsidiary is a party; (c) to the Knowledge of the Company are valid and outstanding policies enforceable against the insurer; and (d); have the policy expiration dates set forth in Schedule 5.22.
          5.23 Books and Records.(a) The books of account, stock records, minute books and other records of the Company and its Subsidiaries are true and complete and have been maintained in all material respects in accordance with all requirements of Law. The Company and its Subsidiaries maintain, in the reasonable judgment of the Company, a system of internal accounting controls designed to provide reasonable assurance that (a) transactions are executed with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements of the Company and its Subsidiaries and to maintain accountability for assets, and (c) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization.
          5.24 Transactions With Related Parties. Except as set forth on Schedule 5.24, neither any present or former officer, director or stockholder of the Company or any Subsidiary, nor any Affiliate of such officer, director or stockholder, is currently a party to any transaction with the Company or any Subsidiary, including, without limitation, any Contract providing for the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or Affiliate.
          5.25 Off-Balance Sheet Transactions. Except to the extent that the information described below concerning transactions, arrangements and other relationships is otherwise specifically identified on the Financial Statements, Schedule 5.25 sets forth a true, complete and correct list and description of the following: (i) any repurchase obligation or liability of the Company or any its Subsidiaries with respect to receivables sold by the Company or any of its Subsidiaries, (ii) any liability of the Company or any of its Subsidiaries under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of the Company, (iii) any liability of the Company or any of its Subsidiaries under any financing lease or so-called “synthetic lease” or “tax ownership operating lease” transaction, or (iv) any obligations of the Company or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of, or takes the place of, borrowing but which does not constitute a liability on the consolidated balance sheet of the Company and its Subsidiaries.
          5.26 Suppliers; Customers; Dealers. Schedule 5.26 sets forth a list of each of (a) the ten (10) largest suppliers, (b) the ten (10) largest customers, and (c) the ten (10) largest dealers of the Company and its Subsidiaries, taken as a whole, for the twelve-month period ended December 31, 2004 and the twelve-month period ended December 31, 2005, and sets forth opposite the name of each such supplier, customer and dealer the approximate percentage and dollar amount of net sales by the Company and its Subsidiaries attributable to such customer, supplier or dealer for each such period. Since December 31, 2005, no customer, supplier or dealer listed on Schedule 5.26 has cancelled, terminated or made any written threat, or, to the Knowledge of the Company, the Company has not received any threat, to cancel or otherwise terminate its contract, or to decrease in any material respect its usage of the Company’s or any Subsidiary’s services or products. Neither the Company nor any Subsidiary has received any notice that any customer or supplier listed on Schedule 5.26 intends to terminate or materially alter its business relationship with the Company or any Subsidiary, either as a result of the transactions contemplated by this Agreement or otherwise.
          5.27 Warranties; Recalls; Product Liability.
          (a) Except as provided in the terms and conditions of any Contract provided to Purchaser, neither the Company nor any Subsidiary has given any warranties or indemnities relating to Products or technology sold or licensed or services rendered by the Company or its Subsidiaries, other than standard warranties and indemnities arising in the Ordinary Course of Business and imposed by Law. The warranty claim expense incurred by the Company and its Subsidiaries for each of the four years ended December 31, 2005 is set forth in Schedule 5.27(a).
          (b) To the Knowledge of the Company, except as set forth on Schedule 5.27(b), there are currently no material Defects or any breach of express or implied warranties or representations which involve any Product manufactured by the Company or any of its Subsidiaries (it being agreed and understood that for purposes of the representation contained in the prior sentence, a “breach of express or implied warranties” shall not be deemed to occur as a result of warranty claims made in the Ordinary Course of Business under the Company’s express warranties for its Products, but only to the extent that the nature and amount of such claims do not, individually or when aggregated with other claims, result in an increase in any current or future reserve maintained on the Company’s financial statements as determined in good faith by Purchaser (it being further agreed and understood that, without limitation, claims made related to any Recall disclosed on any Disclosure Schedule shall not be considered made in the Ordinary Course of Business)).
          (c) Except as set forth on Schedule 5.27(c), (i) there is no demand, claim, action, suit, hearing, proceeding, or notice of violation of a civil, criminal or administrative nature pending against the Company, or, to the Knowledge of the

Company, threatened against the Company before any Governmental Body in which a Product is alleged to have a Defect or from any alleged breach of express or implied warranties or representations made by the Company or to the Company’s Knowledge, any investigation of any of the foregoing, (ii) there has not been any recall, rework, retrofit or post-sale general consumer warning (collectively, “Recalls”) of any Company product, or to the Company’s Knowledge, any investigation or consideration of or decision made by any Person concerning whether to undertake or not to undertake any such Recalls, and (iii) neither the Company nor any Subsidiary has received any written notice or, to the Knowledge of the Company, any notice from any Governmental Entity or any other Person in respect of the foregoing.
          (d) There is no suit, action, proceeding against the Company or, to the Knowledge of the Company, any claim or investigation pending with respect to the Company or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or any of the Subsidiaries.
          5.28 Certain Payments; International Trade Laws.
          (a) The operations of the Company have been and are in material compliance with all export control Laws, and the Company has obtained all material licenses, authorizations or similar approvals required under applicable export control Laws.
          (b) Neither the Company nor any Subsidiary has committed any act or made any omission prohibited by the Foreign Corrupt Practices Act (15 U.S.C. 78dd-1,-1 during the past five (5) years.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDER
          The Selling Stockholder hereby represents to Purchaser that:
          6.1 Organization and Good Standing. The Selling Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability, partnership or limited partnership power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted.
          6.2 Authorization of Agreement. The Selling Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Selling Stockholder in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Selling Stockholder Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Selling Stockholder Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required limited partnership action on the part of the Selling Stockholder. This Agreement has been, and each of the Selling Stockholder Documents has been or will be at or prior to the Closing, duly and validly executed and delivered by the Selling Stockholder, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Selling Stockholder Document, when so executed and delivered will constitute, the legal, valid and binding obligation of the Selling Stockholder, enforceable against the Selling Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          6.3 Conflicts; Consents of Third Parties.
          (a) Except as set forth on Schedule 6.3(a), none of the execution and delivery by the Selling Stockholder of this Agreement or the Selling Stockholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Selling Stockholder with any of the provisions hereof or thereof does or will conflict with, or result in any violation of or constitute a breach of or a default (with or without notice or lapse of time, or both) under, or result in the loss of any benefit under, or permit the acceleration of any obligation under, or give rise to a right of termination, modification or cancellation under or result in the creation of any Lien upon any of the properties or assets of the Selling Stockholder under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of the Selling Stockholder (if applicable); (ii) any Contract, or Permit to which the Selling Stockholder is a party or by which any of the properties or assets of the Selling Stockholder are bound; (iii) any Order of any Governmental Body applicable to the Selling Stockholder or by which any of the properties or assets of the Selling Stockholder are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, breaches, loss of benefits, accelerations, modifications, terminations, Liens or cancellations, that would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the Selling Stockholder’s ability to consummate the transactions contemplated hereby.
          (b) Except as set forth on Schedule 6.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Selling Stockholder in connection with the execution, delivery or performance of this Agreement or the Selling Stockholder Documents or the compliance by the Selling Stockholder with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the Selling Stockholder’s ability to consummate the transactions contemplated hereby.
          6.4 Ownership and Transfer of Shares.
          (a) The Selling Stockholder is the record and beneficial owner of the Shares, and the Shares are (i) validly issued, fully paid and nonassessable, and (ii) free and clear of any and all Liens, except such Liens as will be released concurrently with the Closing. The Selling Stockholder has the limited partnership power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser good and valid title to such Shares, free and clear of any and all Liens, except such Liens as may be created by the Purchaser.
          (b) Other than the Shares, there are no outstanding shares of capital stock of the Company or any other equity security of the Company, or any option, warrant, right, call, commitment or right of any kind outstanding to have any such equity security issued.
          6.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of the Selling Stockholder, threatened that are reasonably likely to prohibit or restrain the ability of the Selling Stockholder to enter into this Agreement or the Selling Stockholder Documents or consummate the transactions contemplated hereby or thereby or to perform its obligations hereunder or thereunder.
          6.6 Amounts Owed to Selling Stockholder. Except as set forth on Schedule 6.6, the Company does not owe and is not obligated to pay the Seller Stockholders or any of their Affiliates any amount.
          6.7 Financial Advisors. Except as set forth on Schedule 6.7, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Selling Stockholder in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser hereby represents and warrants to the Selling Stockholder that:
          7.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business.
          7.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document has been or will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          7.3 Conflicts; Consents of Third Parties.
          (a) Except as set forth on Schedule 7.3(a) hereto, none of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof does or will conflict with, or result in any violation of or constitute a breach of or a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification or cancellation under or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of Purchaser; (ii) any Contract, or Permit to which the Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, modifications, breaches, Liens, or cancellations, that would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.
          (b) Except as set forth on Schedule 7.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution, delivery or performance of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

          7.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or the Purchaser Documents or consummate the transactions contemplated hereby or thereby or perform its obligations hereunder or thereunder.
          7.5 Investment Intention. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.
          7.6 Financing. Purchaser: (a) has, and at the Closing will have, sufficient internal funds, firm commitments for credit facilities and/or equity contributions (written evidence of which, together with all amendments or additions thereto, have been provided to the Selling Stockholder) available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement; (b) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder; and (c) has not incurred any obligation, commitment, restriction or Liability of any kind, that would impair or adversely affect such resources and capabilities.
          7.7 No Financial Advisers. No person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment.
ARTICLE VIII
COVENANTS
          8.1 Access to Information. Prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books and records of the Company and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances and shall be in accordance with applicable Law. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with the Company and its representatives and shall use their reasonable efforts to minimize any disruption to the Company’s business. Notwithstanding anything to the contrary contained herein, prior to the Closing, (a) Purchaser shall not contact any suppliers to, or customers of, the

Company in connection with the transactions contemplated hereby and (b) Purchaser shall have no right to perform invasive or subsurface investigations of the Company Property or facilities of the Company or any of its Subsidiaries, in each case without prior notice to the Company.
          8.2 Conduct of the Business Pending the Closing.
          (a) Prior to the Closing, except (i) as set forth on Schedule 8.2, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its Subsidiaries to:
          (i) conduct the respective businesses of the Company and its Subsidiaries only in the Ordinary Course of Business;
          (ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Company and its Subsidiaries, (B) keep its current officers and employees available for future employment by Purchaser and (C) preserve the present relationships with customers and suppliers of the Company and its Subsidiaries;
          (iii) duly and timely file or cause to be filed all material reports and returns required to be filed with any Governmental Body and promptly pay or cause to be paid when due all material Taxes, assessments and governmental charges, including interest, fines and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings; and
          (iv) manage working capital and cash management practices in the Ordinary Course of Business and use commercially reasonable efforts to continue to collect its accounts receivable and pay its accounts payable in the Ordinary Course of Business.
          (b) Except (i) as set forth on Schedule 8.2, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit its Subsidiaries to:
          (i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or rights or obligations convertible into or exchangeable for shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;
          (ii) transfer, issue, sell or dispose of any shares of capital stock or rights or obligations convertible into or exchangeable for shares of capital stock or other securities of the Company or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or rights or obligations convertible into or exchangeable for shares of capital stock or other securities of the Company or any of its Subsidiaries;
          (iii) effect any recapitalization, reclassification or like change in the capitalization of the Company or any of its Subsidiaries;
          (iv) amend the certificate of incorporation or bylaws or comparable organizational documents of the Company or any of its Subsidiaries;
          (v) (A) increase the annual level of compensation of any director, executive officer or employee of the Company or any of its Subsidiaries, (B) increase the annual level of compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective directors, executive officers or employees, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, executive officer or employee, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, executive officers or employees of the Company or any of its Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or any of its Subsidiaries is a party or involving a director, executive officer or employee of the Company or any of its Subsidiaries, except, in each case, as required by applicable Law from time to time in effect or by the terms of any Company Benefit Plans;
          (vi) (A) incur or assume any Indebtedness or mortgage or pledge any of its properties or assets (whether tangible or intangible) of the Company and its Subsidiaries, or create or suffer to exist any Lien thereupon, other than Permitted Exceptions, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly or indirectly, contingently or otherwise) for the obligations of any other Person, (C) make any loans or advances to any other Person;
          (vii) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company and its Subsidiaries (except in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets);
          (viii) cancel or compromise any material debt or claim or waive or release any material right of the Company or any of its Subsidiaries;

          (ix) enter into any commitment for capital expenditures of the Company and its Subsidiaries in excess of $50,000 for any individual commitment and $250,000 for all commitments in the aggregate;
          (x) enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of its Subsidiaries or, through negotiations or otherwise, make any commitment or incur any liability to any labor organizations;
          (xi) create, dissolve or liquidate any Subsidiary or permit the Company or any of its Subsidiaries to enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire the securities or equity interests of any other Person;
          (xii) dispose of any asset outside the Ordinary Course of Business, or permit rights attaching to any material Intellectual Property owned or used by the Company or its Subsidiaries to lapse;
          (xiii) enter into, terminate or amend in any material respect any Material Contract;
          (xiv) other than in the Ordinary Course of Business, permit the Company or any of its Subsidiaries to enter into or modify any Contract with the Selling Stockholder or any Affiliate of the Selling Stockholder;
          (xv) make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit controversy relating to Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, change any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return (except as required by applicable Law or GAAP), or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such action would have the effect of increasing the Tax liability of the Company or any Subsidiary for any period ending after the Closing Date, or decreasing any Tax attribute of the Company or any Subsidiary existing on the Closing Date; or
          (xvi) agree to do anything prohibited by this Section 8.2.
          8.3 Consents. Each of the Purchaser, Selling Stockholder and the Company shall use their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Sections 5.3(b), 6.3(b) and 7.3(b) hereof, provided, however, that Purchaser shall be obligated to pay any consideration to any third party from whom consent or approval is requested.

          8.4 Regulatory Approvals. Each of Purchaser, the Company and the Selling Stockholder (if necessary) shall (a) use its commercially reasonable efforts to make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated hereby prior to the date of this Agreement, (b) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from any Governmental Body in respect of such filing, (c) coordinate and cooperate with each other in connection with any such filing including exchanging such information and providing such reasonable assistance as the other may require to comply with the HSR Act, (d) use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant the HSR Act, and (e) use its commercially reasonable efforts to respond as appropriate to such objections, if any, as may be asserted by any Person in connection with all filings required under the HSR Act. In connection with the foregoing, each party shall promptly notify the other parties of any communication received by that party or its Affiliates from any other applicable Governmental Body and, subject to applicable Law, provide the other parties with a copy of any such written communication (or summary of any oral communication). No party hereto shall independently participate in any substantive meeting or discussion with any Governmental Body in respect of any such filings, investigation, or other inquiry concerning the transactions contemplated by this Agreement without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates shall be required, in connection with the matters covered by this Section 8.4, (i) to pay any amounts (other than the payment of filing fees and expenses and fees of Purchaser’s or its Affiliates’ counsel), (ii) to commence or defend any litigation, (iii) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, including the Company and its Subsidiaries, (iv) to agree to any limitation on the operation or conduct of their or the Company’s or any of its Subsidiaries’ respective businesses or (v) to waive any of the conditions set forth in Article IX of this Agreement.
          8.5 Further Assurances. Except as otherwise provided in Section 8.4, each of Purchaser and the Company shall use (and the Company shall cause each of its Subsidiaries to use) its commercially reasonable efforts to (a) take or cause to be taken and do or cause to be done all things necessary, appropriate or advisable under applicable Laws or otherwise to consummate as promptly as practicable and make effective the transactions contemplated by this Agreement, and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement, in accordance with the terms hereof, and (c) obtain any consent or notification, or take other action, listed on Schedule 5.18(c)(iii).
          8.6 Confidentiality. Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Purchaser and the Company dated September 12, 2005 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate.
          8.7 Preservation of Records. The Selling Stockholder and Purchaser agree that each of them shall preserve and keep the records held by them relating to the respective businesses of the Company and its Subsidiaries for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of the Selling Stockholder or Purchaser or any of their Affiliates or in order to enable the Selling Stockholder or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Selling Stockholder or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.
          8.8 Publicity. None of the Selling Stockholder, the Company or Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby or make any other public disclosure containing the terms of this Agreement without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the judgment of the Selling Stockholder, the Company or Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Selling Stockholder, the Company or Purchaser lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other party with respect to the text thereof.
          8.9 Exclusivity. From the date of this Agreement until the Closing, neither the Selling Stockholder nor the Company will (and the Company and the Selling Stockholder will cause their respective employees, officers, directors, agents, representative and Affiliates not to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any equity interests in the Company or its Subsidiaries or any merger, consolidation, business combination, recapitalization, share exchange, sale of a material portion of the assets of the Company or its Subsidiaries or any similar transaction or alternative to the transactions contemplated hereunder, or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. The Company and the Selling Stockholder will promptly notify Purchaser if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited) with the Company or the Selling Stockholder.

          8.10 Tax Matters.
          (a) Tax Returns
          (i) The Selling Stockholder shall prepare or shall cause to be prepared and timely file or cause to be timely filed (at its expense) all Tax Returns for the Company and the Subsidiaries for all periods ending on or prior to the Closing Date, that are filed after the Closing Date (except to the extent that the operations of the Company and the Subsidiaries on the Closing Date are required to be included in the consolidated, unitary or combined income Tax Return of the Purchaser and its Affiliates). Such Tax Returns shall be prepared in a manner consistent with the Tax Returns (including amended Tax Returns) of the Company and Subsidiaries filed on or prior to the Closing Date for prior fiscal periods, and are subject to the Purchaser’s right to review any such Tax Returns within not less than 30 days (or such shorter period as may reasonably be required) prior to their required filing date and to the Purchaser’s agreement with the relevant positions, information and data set forth in such Tax Returns (which agreement shall not be unreasonably withheld). The Selling Stockholder shall pay, or cause to be paid, all Taxes shown as due (or required to be shown as due) on such Tax Returns to the extent that such Taxes exceed the amount of Taxes taken into account in determining the Closing Net Working Capital adjustment in Section 3.3 (the “Target Tax Amount”).
          (ii) Purchaser shall prepare or cause to be prepared and file or cause to be filed (at its expense) any Tax Returns of the Company and Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date (and to the extent that the operations of the Company and the Subsidiaries on the Closing Date are required to be included in the consolidated, unitary or combined Tax Return of Purchaser and its Affiliates, Purchaser will cause the operations of the Company and Subsidiaries to be so included). Subject to the Selling Stockholder’s right to review any such Tax Returns within not less than 30 days (or such shorter period as may reasonably be required) prior to their required filing date and to the Selling Stockholder’s agreement with the relevant information and data set forth in such Tax Returns, which agreement shall not be unreasonably withheld, the Selling Stockholder shall pay to Purchaser within fifteen days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent that such Taxes (together with the Taxes with respect to Tax Returns described in Section 8.10(a)(i)) exceed the Target Tax Amount.
          (iii) Purchaser shall prepare or cause to be prepared and file or cause to be filed (at its expense) any Tax Returns of the Company and Subsidiaries for Tax periods which begin after the Closing Date.
          (b) Notwithstanding anything set forth in Section 10.5 (including, without limitation, the Basket Amount and cap in Section 10.5(b)), the Selling

Stockholder shall indemnify Purchaser for any and all Taxes arising out of or attributable to (i) any Taxable period that ends before or on the Closing Date, and (ii) any period that begins before the Closing Date and ends after the Closing Date, to the extent such Taxes relate to the portion of such Taxable period before and including the Closing Date; provided that such indemnity shall only apply to the extent such Taxes in the aggregate exceed the Target Tax Amount.
          (c) Purchaser shall indemnify the Selling Stockholder for any Taxes arising out of or attributable to (i) any Taxable period that begins after the Closing Date, and (ii) any period that begins before the Closing Date and ends after the Closing Date, to the extent such Taxes relate to the portion of such Taxable period after the Closing Date.
          (d) Purchaser may, and may cause the Company or its Subsidiaries to, carry back any item of loss, deduction or credit which arises in any taxable period of the Company into any prior taxable period, provided that such carryback, refund claim or related amended Tax Return does not have the effect of increasing the liability of the Selling Stockholder for any Taxes, reducing any Tax benefit of the Selling Stockholder or increasing any obligation of the Selling Stockholder to Purchaser hereunder or increasing any amount Purchaser is entitled to recover from the Selling Stockholder hereunder. The Selling Stockholder shall be entitled to any refund of Taxes attributed to the operations of the Company and its Subsidiaries for periods ending on or before the Closing Date, to the extent such refund exceeds deferred Tax assets taken into account in determining the Closing Net Working Capital adjustment in Section 3.3, including any refund or reduction in Taxes payable by the Purchaser or the Company attributable to a net operating loss or other Tax attributes of the Company or any of its Subsidiaries arising in any period ending on or before the Closing Date.
          (e) Following the Closing, Purchaser shall control all audits or administrative or judicial proceedings relating to Taxes of the Company or any of its Subsidiaries, except as otherwise provided in Section 8.10(f).
          (f) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date or for which the Purchaser may seek indemnification from the Selling Stockholder, the Selling Stockholder shall have the right, at its expense, to participate with the Purchaser in the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates to a potential adjustment for which the Selling Stockholder has acknowledged the Selling Stockholder’s liability. The Purchaser may not settle any audit or administrative or judicial proceedings for which the Selling Stockholder has an indemnification obligation under this Agreement without the Selling Stockholder’s written consent, which consent shall not be unreasonably withheld.
          (g) Purchaser, the Selling Stockholder, the Company, and the Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In addition to the provisions in Section 8.7 relating to preservation of records, Purchaser, the Company, and the Subsidiaries agree (i) upon reasonable request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby) and (ii) upon reasonable request, to provide the other parties with all information that any party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.
          8.11 Noncompetition; Nonsolicitation.
          (a) The Selling Stockholder and its Affiliates shall not, for a period of three (3) years following the Closing Date (computed by excluding from such computation any time during which the Selling Stockholder or an Affiliate is found by a court of competent jurisdiction to have been in violation of any provision of this Section 8.11(a)), for any reason whatsoever, directly or indirectly, for themselves or on behalf of or in conjunction with any other Person, engage as a shareholder, owner, partner, joint venturer, or in a managerial capacity, or as an independent contractor, consultant, advisor or sales representative, in the design, manufacture, distribution and sale of flatbed trailers, or use Intellectual Property of the Company (exclusive of know how), anywhere in the United States. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Selling Stockholder from acquiring as an investment not more than two (2%) percent of the capital stock of a competing business whose stock is traded on a national securities exchange or market, or over-the-counter.
          (b) The Selling Stockholder and its Affiliates shall not, for a period of three (3) years following the Closing Date (computed by excluding from such computation any time during which the Selling Stockholder or an Affiliate is found by a court of competent jurisdiction to have been in violation of any provision of this Section 8.11(b)), for any reason whatsoever, directly or indirectly, solicit, hire (or assist or encourage any other Person to solicit or hire) or otherwise interfere with the employment relationship of any Person who is employed by the Company or its Subsidiaries as of the date of this Agreement or employed by the Company or its Subsidiaries during the operation of this provision. For the avoidance of doubt, an employee shall not be deemed to have been solicited or as a result hired for employment solely as a result of (i) a general public advertisement or other such general solicitation of employment, or (ii) the employee voluntarily and without any direct or indirect solicitation from the Selling Stockholder or any representative or Affiliate thereof (other than a general solicitation to the public described above) seeks employment with the Selling Stockholder or Affiliate thereof.
          8.12 Notice; Supplementation and Amendment of Schedules. Each of the parties hereto shall promptly notify the other parties hereto in writing of, and shall use commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, that causes or shall cause any covenant or agreement of such party to be breached in any material respect or that renders or shall render untrue in any material respect any representation or warranty of such party contained in this Agreement and, in that regard, from time to time prior to the Closing, the Company shall have the right to, promptly after obtaining knowledge thereof, supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement (solely for purposes of notifying Purchaser of same); provided, however, that no such notice, supplement or amendment shall (a) have any effect on Purchaser’s ability to assert the failure of any conditions to Purchaser’s obligation to close set forth in Article IX hereof or (b) relieve the Company or the Selling Stockholder of liability or diminish any right or remedies of Purchaser with respect to any breach of representation or warranty made prior to the date of such supplement or amendment, including pursuant to Article X hereof.
          8.13 Indemnity Obligations. The Purchaser covenants and agrees that the Purchaser shall take no action to terminate or adversely modify the tail to any existing director and officer liability insurance policy of the Company and its Subsidiaries purchased by the Selling Stockholder or the Company with respect to periods on and prior to the Closing Date (as it may be extended or modified thereafter by the Selling Stockholder or its Affiliates, the “Tail Policy”).
          8.14 Montgomery County Facility. At least one (1) day prior to the Closing Date, the Selling Stockholder shall, or shall cause, at the Selling Stockholder’s sole cost and expense, the County of Montgomery, Kentucky (the “County”) to execute and deliver to the Selling Stockholder (a) a release and termination for recording in the County’s record books (the “Montgomery Facility Release”) of that certain Lease Agreement dated as of November 1, 1994, as amended, by and between the County and the Company (the “Montgomery Facility Lease”), and (b) a Deed and Consideration Certificate made and entered into by and between the County and the Company recordable in the County’s record books (the “Montgomery Facility Deed”) for the sale of the property subject to the Montgomery Facility Lease (the “Montgomery Property”). Immediately following the Closing Date but in no case later than one (1) Business Day after the Closing Date, the Selling Stockholder shall, or shall cause, at its sole cost and expense, the Montgomery Facility Release and the Montgomery Facility Deed to be recorded in the County’s record books. The Selling Stockholder shall also take, at its sole cost and expense, any and all actions such that immediately following the Closing Date, but in no case later than one (1) Business Day after the Closing Date, the Company shall be fully released from the Montgomery Facility Lease with not further obligations thereunder, such lease shall be terminated in its entirety, and the Company will have good, valuable and marketable title to the Montgomery Property without any further action being required by any other Person (including without limitation any party hereto or their respective Affiliates). Any and all costs and expenses incurred in connection with this Section 8.14 shall be borne by the Selling Stockholder whether or not such cost is incurred before or after the Closing Date.

ARTICLE IX
CONDITIONS TO CLOSING
          9.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):
          (a) the representations and warranties of the Selling Stockholder and the Company set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case when made and at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;
          (b) the Company and the Selling Stockholder shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;
          (c) no Legal Proceedings shall have been instituted or threatened against the Selling Stockholder, the Company or its Subsidiaries, or Purchaser, seeking to restrain, delay or prohibit, or to obtain substantial damages or other injunctive or other equitable relief with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or imposing any limitation on the operation or conduct of the Company’s or its Subsidiaries’ respective businesses;
          (d) the parties shall have received any consents, Permits, approvals and waivers of any Governmental Body required in order for the parties to consummate the transactions contemplated hereby, including any necessary approval, or termination or expiration of any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act;
          (e) the Selling Stockholder shall have delivered to Purchaser an executed resignation from each member of the board of directors (or comparable governing body) of the Company and each Subsidiary and, at Purchaser’s request, any officers of the Company and Subsidiaries;

          (f) the Company shall have paid in full the Closing Date Payments and shall have obtained and delivered to Purchaser executed documentation (including pay-off letters) reasonably satisfactory to Purchaser evidencing the payment of the Closing Date Payments and termination of all agreements and Liens on the Shares and the assets of the Company and its Subsidiaries arising under or related to the obligations satisfied by payment of the Closing Date Payments;
          (g) Purchaser shall have received opinions, dated the Closing Date, addressed to Purchaser, from Pitney Hardin, LLP, counsel to the Company and the Selling Stockholder, in a form attached hereto as Exhibit E;
          (h) all agreements, including the management agreement, between the Company and Lincolnshire or any of its Affiliates shall have been terminated and the Company shall have been released from all obligations thereunder, written evidence of which shall have been delivered to Purchaser;
          (i) the Selling Stockholder shall have delivered, or caused to be delivered, to Purchaser stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers;
          (j) the Selling Stockholder and the Escrow Agent shall have executed and delivered counterparts of the Indemnification Escrow Agreement;
          (k) the Company shall have delivered to Purchaser all minute books, share records and ledgers and corporate seals of Company and its Subsidiaries;
          (l) there shall be no outstanding Preferred Shares and, to the extent not properly redeemed, in full, the Company shall have redeemed each Preferred Share using the Company’s own funds;
          (m) the Company shall have obtained and delivered to Purchaser (i) all of the consents or notifications listed on Schedule 5.3(b), 5.18(c)(iii) and 6.3(b) and (ii) all other consents that may be required to be obtained in connection with the transactions the failure of which to obtain would, individually or in the aggregate have or reasonably be expected to have a Material Adverse Effect;
          (n) without limiting the generality of this Section 9.1, there shall not be or have been any event, change, occurrence or circumstance that, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;
          (o) the Warrant shall have been cancelled and the Company shall have been released from all obligations thereunder written evidence of which shall have been delivered to Purchaser; and
          (p) The Selling Stockholder shall have obtained the Montgomery Facility Release and the Montgomery Facility Deed and delivered a copy thereof to Purchaser.

          9.2 Conditions Precedent to Obligations of the Selling Stockholder. The obligations of the Selling Stockholder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Selling Stockholder in whole or in part to the extent permitted by applicable Law):
          (a) the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case when made and at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and the Selling Stockholder shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;
          (b) Purchaser shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and the Selling Stockholder shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;
          (c) no Legal Proceedings shall have been instituted or threatened against the Selling Stockholder, the Company or its Subsidiaries, or Purchaser, seeking to restrain, delay or prohibit, or to obtain substantial damages or other injunctive or other equitable relief with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or imposing any limitation on the operation or conduct of the Company’s or its Subsidiaries’ respective businesses;
          (d) the parties shall have received any consents, Permits, approvals and waivers of any Governmental Body required in order for the parties to consummate the transactions contemplated hereby, including any necessary approval, or termination or expiration of any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act;
          (e) Purchaser shall have delivered, or caused to be delivered, to the Selling Stockholder evidence of the wire transfers referred to in Section 3.2(a) hereof; and
          (f) Purchaser and the Escrow Agent shall have executed and delivered counterparts of the Indemnification Escrow Agreement.

ARTICLE X
INDEMNIFICATION
          10.1 Survival. The representations and warranties of the parties contained in this Agreement shall survive until the later of (a) the first anniversary of the Closing Date and (b) ninety (90) days after the completion of Purchaser’s audit for the fiscal year ended December 31, 2006, except that the representations and warranties (i) set forth in Section 5.9 shall survive until the expiration of the applicable statute of limitations, (ii) set forth in Section 5.18 shall survive until December 31, 2010, (iii) set forth in Section 5.27 shall survive until September 30, 2007, (iv) set forth in Section 5.14 shall survive until the third anniversary of the Closing Date, and (v) set forth in Sections 5.2, 5.4, 6.2 and 6.4 shall survive indefinitely. Unless otherwise expressly provided in this Agreement, all of the covenants and obligations of the parties contained in this Agreement shall survive the Closing indefinitely. Notwithstanding the foregoing, if a written claim or written notice is given under Article X with respect to any representation or warranty prior to the expiration of the applicable survival period, the claim with respect to such representation or warranty shall continue indefinitely until such claim is finally resolved.
          10.2 Indemnification by Selling Stockholder.
          (a) Subject to Section 10.5 hereof, the Selling Stockholder hereby agrees to reimburse, defend, indemnify and hold Purchaser, the Company, and their respective directors, officers, employees, Affiliates (present and future), stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all losses, liabilities, obligations, damages and Expenses (individually, a “Loss” and, collectively, “Losses”) based upon or resulting or arising from (x) any inaccuracy or breach of any of the representations or warranties made by the Selling Stockholder or the Company in this Agreement (both when made and as if such representations and warranties were made as of the Closing Date) or in any certificate delivered hereunder, (y) any breach of or failure to perform any covenant or agreement made by the Selling Stockholder or the Company in this Agreement or in any certificate delivered hereunder, or (z) the failure of William R. Cunningham or the William R. Cunningham Revocable Trust (the “Cunningham Parties”) to fulfill their respective obligations with respect to the matter described on Schedule 10.2 (the “Scheduled Obligations”) under the agreement described on Schedule 10.2 (the “Scheduled Agreement”), subject (in the case of this clause (z)) to Purchaser using reasonable efforts to seek performance by the Cunningham Parties under the Scheduled Agreement prior to seeking recovery pursuant to this Section 10.2(a)(z); and
          (b) Purchaser acknowledges and agrees that the Selling Stockholder shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss is the direct result of any action taken by Purchaser in breach of this Agreement. Purchaser shall take and shall cause its Affiliates to take all reasonable steps that a prudent business person would take in the conduct of his or her business to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto; provided that the Purchaser shall not be required to expend any non deminimus amount (unless paid by the Selling Stockholder) to remedy the breach that gives rise to the Loss.
          10.3 Indemnification by Purchaser.
          (a) Subject to Section 10.5, Purchaser hereby agrees to reimburse, indemnify and hold the Selling Stockholder and its respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Selling Stockholder Indemnified Parties”) harmless from and against any and all Losses based upon or resulting or arising from (x) any inaccuracy or breach of any of the representations or warranties made by Purchaser in this Agreement (both when made and as if such representations and warranties were made as of the Closing Date) or in any certificate delivered hereunder or (y) any breach of or failure to perform any covenant or agreement made by Purchaser in this Agreement or in any certificate delivered hereunder; and
          (b) Selling Stockholder acknowledges and agrees that the Purchaser shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss is the direct result of any action taken by Selling Stockholder in breach of this Agreement. Selling Stockholder shall take and shall cause its Affiliates to take all reasonable steps that a prudent business person would take in the conduct of his or her business to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto; provided that the Selling Stockholder shall not be required to expend any non deminimus amount (unless paid by the Purchaser) to remedy the breach that gives rise to the Loss.
          10.4 Indemnification Procedures.
          (a) In the event that any Legal Proceedings shall be instituted, or that any claim shall be asserted, by any Person not party to this Agreement in respect of an Indemnification Claim, the party seeking indemnification (the “Indemnified Party”) shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge that is covered by this indemnity to be delivered to the party from whom indemnification is sought (the “Indemnifying Party”); provided that no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim and if the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim, it shall within thirty (30) days (or sooner, if the nature of the Indemnification Claim so requires) (the “Dispute Period”) notify the Indemnified Party of its intent to do so. If the Indemnifying Party does not elect within the Dispute Period to defend against, negotiate, settle or otherwise deal with any Indemnification Claim,the

Indemnified Party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim, (i) the Indemnifying Party shall use its commercially reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Indemnification Claim, (ii) the Indemnified Party, prior to or during the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions as the Indemnified Party deems necessary to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement, and (iii) the Indemnified Party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, (A) so requested by the Indemnifying Party to participate or (B) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 10.4 to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment (each a “Settlement”) unless (i) the claimant and such Indemnifying Party provide to such Indemnified Party an unqualified release from all liability in respect of the Indemnification Claim (ii) such Settlement does not impose any liabilities or obligations on the Indemnified Party and (iii) with respect to any non-monetary provision of such Settlement, such provisions would not, in the Indemnified Party’s reasonable judgment, have or be reasonably expected to have any adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Indemnified Party.
          (b) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a Settlement or arbitration shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party and the Escrow Agent notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party and/or Escrow Agent, as applicable, shall make prompt payment thereof pursuant to the terms of the Indemnification Escrow Agreement.
          (c) If the Indemnifying Party does not undertake within the Dispute Period to defend against an Indemnification Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense and may settle or take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement.
          (d) In the event that an Indemnified Party should have a claim against the Indemnifying Party hereunder which it determines to assert, but which does not involve a Legal Proceeding or claim by a third party, the Indemnified Party shall send written notice to the Indemnifying Party describing in reasonable detail the nature of such claim and the Indemnified Party’s estimate of the amount of Losses attributable to such claim. The Indemnifying Party shall have thirty (30) days from the date such claim notice is delivered during which to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party’s notice or claims for indemnification, setting forth in reasonable detail each of the Indemnifying Party’s objections thereto. If the Indemnifying Party does not deliver such written notice of objection within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted responsibility for the prompt payment of the Indemnified Party’s claims for indemnification, and shall have no further right to contest the validity of such indemnification claims, and the Indemnified Party shall be permitted to notify the Escrow Agent of the same and receive payment therefrom. If the Indemnifying Party does deliver such written notice of objection within such thirty (30) day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute within forty-five (45) days of the delivery by the Indemnifying Party of such written notice of objection, and if not resolved in such forty-five day period, may be resolved through Legal Proceedings brought by either party or by such other means as such parties mutually agree.
          10.5 Limitations on Indemnification for Breaches of Representations and Warranties.
          (a) Any Indemnification Claim required to be made by either Purchaser or the Selling Stockholder, as the case may be, on or prior to the expiration of the applicable survival period set forth in Section 10.1, and not made, shall be irrevocably and unconditionally released and waived by such party.
          (b) Notwithstanding the provisions of this Article X, the Selling Stockholder shall not have any indemnification obligations for Losses under Section 10.2(a)(x) unless the aggregate amount of all such Losses exceeds five hundred thousand dollars $500,000 (the “Basket Amount”); provided, that from and after such time as the total amount of Losses under Section 10.2(a)(x) exceeds the Basket Amount then the Selling Stockholder shall be liable for the entire Basket Amount and for all amounts exceeding the Basket Amount, and (ii) with the exception of indemnification for breaches of representations, warranties, and covenants set forth in Section 5.4, in no event shall the aggregate indemnification to be paid by the Selling Stockholder under Section 10.2(a)(x) exceed an amount equal to the sum of the Indemnification Escrow Amount and the Earnout Escrow Amount. Notwithstanding the provisions of this Article X, in no event shall the aggregate indemnification to be paid by the Selling Stockholder under Section 10.2(a)(z) exceed $350,000.

          (c) Subject to the provisions set forth in this Article X, Purchaser and the Selling Stockholder hereby acknowledge and agree that the Indemnification Escrow Amount shall be available to compensate the Purchaser Indemnified Parties for any and all Losses, incurred or sustained by such parties, provided, however, that the termination of the Indemnification Escrow Agreement shall not serve as a bar to recovery from the Selling Stockholder of any indemnifiable Losses that are not specifically limited to recovery prior to the termination of the Indemnification Escrow Agreement.
          (d) Neither party shall make any claim for indemnification under this Article X in respect of any matter that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.3.
          (e) The amount of Losses payable by an Indemnifying Party under this Article X shall (x) be reduced by any insurance proceeds recovered or, as determined in good faith by the Indemnified Party, recoverable, by the Indemnified Party with respect to the claim for which indemnification is sought (whether or not the Indemnified Party chooses to pursue such recovery), in each case (i) net of any applicable deductibles or similar costs or payments and (ii) net of any increase in the premium or other costs of obtaining insurance coverage reasonably related to such claim, as determined in good faith by the Indemnified Party, and (y) be reduced by the actual reduction in Taxes due and payable by the Indemnified Party in the fiscal year in which such claim occurs below the amount of Taxes that otherwise would have been paid by the Indemnified party in such fiscal year solely but for the tax effect of the payment by the Indemnifying Party to the Indemnified Party in respect of such Loss, as determined in good faith by the Indemnified Party (it being agreed and understood that (1) in the event that the reduction to the amount of Losses as a result of the application of this clause (y) cannot be computed in good faith by the Indemnified Party at the time payment from the Indemnifying Party in respect of Losses under this Article X is otherwise due, that such payment shall nonetheless be made by Indemnifying Party to the Indemnified Party at such time without any reduction thereto pursuant to this clause (y), and that the Indemnified Party shall reimburse the Indemnifying Party for the amount of any such reduction required pursuant to this clause (y) promptly following such time as the amount of any such reduction is determined in good faith by the Indemnified Party, and (2) this clause (y) does not require the Indemnified Party to take any action or make any election that it determines in good is not in the best interests of the Indemnified Party.
          (f) The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.
          (g) For purposes of this Article X, the terms “material” and “Material Adverse Effect”, as such terms are used in any representation or warranty contained in Article V or VI or in any certificate delivered hereunder, shall be disregarded and, for purposes of this Article X, such representation and warranties shall be deemed to be not qualified by such terms.

          (h) The right of the Indemnified Parties to indemnification or to assert or recover on any claim, shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of or compliance with, any of the representations, warranties, covenants, or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants, and obligations.
          10.6 Tax Treatment of Indemnity Payments. The Selling Stockholder and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.
          10.7 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach of or alleged breach hereof, except with respect to any claim based upon fraud or willful misrepresentation or willful misconduct or criminal acts.
          10.8 Exclusive Remedy. Following the Closing Date, the sole and exclusive remedy for any breach of or inaccuracy, or alleged breach of or inaccuracy, of any representation or warranty in this Agreement or any covenant or agreement to be performed on or prior to the Closing Date, shall be indemnification in accordance with this Article X, except with respect to any claim based upon fraud or willful misrepresentation or willful misconduct by Purchaser or the Selling Stockholder.
ARTICLE XI
MISCELLANEOUS
          11.1 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Purchaser.
          11.2 Expenses. Except as otherwise provided in this Agreement, each of the Selling Stockholder and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
          11.3 Submission to Jurisdiction; Consent to Service of Process.
          (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.7.
          11.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Indemnification Escrow Agreement and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
          11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.
          11.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Selling Stockholder, to:
Transcraft Investment Partners, L.P.
c/o Lincolnshire Management, Inc.
780 Third Avenue, 40th Floor
New York, NY 10017
Attention: Mr. Charles C. Mills
Phone: (212) 319-3633
Facsimile: (212) 755-5457
With a copy (which shall not constitute notice) to:
Pitney Hardin, LLP
Seven Times Square, 20th Floor
New York, NY 10036
Attention: Barry T. Mehlman, Esq.
Phone: (212) 297-5851
Facsimile: (212) 916-2940
If to Purchaser, to:
Wabash National Corporation
1000 Sagamore Parkway South
Lafayette, IN 47905
Attention: Chief Financial Officer
Phone: (765) 771-5300
Facsimile: (765) 771-5579
With a copy (which shall not constitute notice) to:
Wabash National Corporation
1000 Sagamore Parkway South
Lafayette, IN 47905
Attention: General Counsel
Phone: (765) 771-5300
Facsimile: (765) 771-5579
With a further copy (which shall not constitute notice) to:
Hogan & Hartson L.L.P.
111 South Calvert Street
Baltimore, MD 21202
Attention: Michael J. Silver, Esq.
Phone: (410) 659-2700
Facsimile: (410) 539-6981
With a further copy (which shall not constitute notice) to:
Hogan & Hartson L.L.P.
875 Third Avenue
New York, New York 10022
Attention: Alexander B. Johnson, Esq.
Phone: (212) 918-3000
Facsimile: (212) 918-3100

          11.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Except as otherwise expressly provided for in this Agreement, nothing contained in any representation or warranty, or the fact that any representation or warranty may or may not be more specific than any other representation or warranty, shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty contained in this Agreement.
          11.8 Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as contemplated by Sections 10.2 and 10.3. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Selling Stockholder or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign its rights, interests and obligations hereunder to any direct or indirect subsidiary or financing source; provided, further, that no assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.
          11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

WABASH NATIONAL CORPORATION
By:	/s/ Robert J. Smith
	Name:	Robert J. Smith
	Title:	Senior Vice President, Chief Financial Officer

TRANSCRAFT CORPORATION
By:	/s/ Charles Mills
	Name:	Charles Mills
	Title:	Vice President and Secretary

TRANSCRAFT INVESTMENT PARTNERS, L.P.
By:	Transcraft G.P., Inc.
Its General Partner

By:	/s/ Charles Mills
	Name:	Charles Mills
	Title:	Vice President and Secretary

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